Exhibit 99.1

EXPRESSJET REPORTS NOVEMBER 2009 PERFORMANCE

            HOUSTON, Dec. 11, 2009 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reported traffic and capacity results for November 2009.

Scheduled Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 638 million, and available seat miles (ASM) flown were 833 million.  ExpressJet's November load factor, operating as Continental Express, was 76.5%.  The company flew 53,009 block hours and operated 29,044 departures during the month as Continental Express.

            During the month, ExpressJet also announced that it will operate 22 ERJ-145 aircraft under the United Express brand beginning in May 2010.  Prior to May 1, 2010, ExpressJet will operate up to 22 aircraft under a short-term arrangement for United to assist with the transition of flying from their previous partner. The arrangement began with three aircraft on December 1, and is scheduled to increase to 22 aircraft by March 2010.  These aircraft will be sourced from ExpressJet’s corporate aviation division and related traffic results will be included in the next monthly traffic release.

Corporate Aviation

            ExpressJet flew 1,069 block hours during the month in its Corporate Aviation (charter) division.  ExpressJet’s fleet within the Corporate Aviation division consisted of eight 41-seat aircraft and 22 50-seat aircraft.

All Flying

            ExpressJet had a total of 244 planes in its fleet during November – 214 allocated to flying as Continental Express and 30 operating in its Corporate Aviation division.

About ExpressJet

           ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 130 scheduled destinations in North America and the Caribbean with approximately 1,100 departures per day.  Operations include a capacity purchase agreement for Continental as well as an announced agreement with United; providing clients customized 41-seat and 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports November 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending November 30, 2009		Month Ending November 30, 2008		Year Over Year Change
	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	638		565		13%
Available Seat Miles (ASM) (millions)	833		760		10%
Passenger Load Factor	76.5%		74.4%		2.1 pts
Block Hours	53,009	1,069	49,808	722	6%	48%
Departures	29,044		25,957		12%
Stage Length	575		587		(2%)
Fleet	214	30	214	30	n/m	n/m

Year to date	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	7,156		7,233		(1%)
Available Seat Miles (ASM) (millions)	9,270		9,368		(1%)
Passenger Load Factor	77.2%		77.2%		n/m
Block Hours	599,326	18,173	632,482	7,708	(5%)	n/m
Departures	319,758		331,143		(3%)
Stage Length	581		581		n/m
Fleet	214	30	207	15	4%	n/m

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